   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 1997

                                                       REGISTRATION NO. 333-3870
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         COMMISSION FILE NUMBER 0-20684

                           AUREAL SEMICONDUCTOR INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                            94-3117385
              (STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
               INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)

                             4245 TECHNOLOGY DRIVE
                           FREMONT, CALIFORNIA, 94538
                                  510-252-4245
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                DAVID J. DOMEIER
              VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                           AUREAL SEMICONDUCTOR INC.
                             4245 TECHNOLOGY DRIVE
                           FREMONT, CALIFORNIA 94538
                                  510-252-4245
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    Copy to:

                            JAMES M. KOSHLAND, ESQ.
                          GRAY CARY WARE & FREIDENRICH
                           A PROFESSIONAL CORPORATION
                              400 HAMILTON AVENUE
                          PALO ALTO, CALIFORNIA 94301
                                  415-328-6561
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF                    AMOUNT TO BE     OFFERING PRICE  AGGREGATE OFFERING    REGISTRATION
SECURITIES TO BE REGISTERED                REGISTERED        PER SHARE*          PRICE             FEE(1)
---------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.........   34,414,525(2)       $2.3905         $82,267,922        $24,929.67


================================================================================

* Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the bid and asked price per share on the OTC Bulletin Board on September 9, 1997.



(1) $17,301.70 has been previously paid.



(2) Represents approximately eighty-two percent (82%) of the Company's total outstanding securities, recognizing that 4,205,000 shares being registered herein are subject to purchase from the Company pursuant to exercise of warrants but are not currently outstanding. Registering such a large percentage of the Company's total outstanding securities may have an adverse effect on the market price for the Company's securities.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS


                               SEPTEMBER 12, 1997



                               34,414,525 SHARES


                           AUREAL SEMICONDUCTOR INC.

                                  COMMON STOCK
                               ($0.001 PAR VALUE)


     This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock, $0.001 par value per share ("Common Stock"), of Aureal Semiconductor Inc. ("Aureal" or the "Company") offered from time to time by any or all of the Selling Stockholders named herein (the "Selling Stockholders") who received such shares pursuant to (1) Common Stock Purchase Agreements by and among the Company and certain of the Selling Stockholders, (2) warrants issued by the Company or (3) the 1994 Bankruptcy reorganization. The Selling Stockholders hold certain registration rights pursuant to a Registration Rights Agreement by and among the Company and the Selling Stockholders. All of the shares issued to date have been issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Company will receive no part of the proceeds of any sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus has been registered prior to the filing of the Registration Statement of which this Prospectus is a part.



     The Common Stock offered hereby may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Common Stock as principals. The distribution of the Common Stock may be effected in one or more transactions that may take place through the OTC Bulletin Board, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through underwritten public offerings, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "PLAN OF DISTRIBUTION."



     The Common Stock of the Company is traded on the OTC Bulletin Board (OTC Bulletin Board Symbol: AURL). On September 9, 1997, the average of the closing bid and asking price of a share of the Company's Common Stock was $2.3905. The 34,414,525 shares being offered hereby represents approximately eighty-two percent (82%) of the Company's total outstanding securities, recognizing that 4,205,000 shares being registered herein are subject to purchase from the Company pursuant to exercise of warrants but are not currently outstanding. Registering such a large percentage of the Company's total outstanding securities may have an adverse effect on the market price for the Company's securities.



     SEE "FACTORS WHICH MAY EFFECT FUTURE RESULTS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


     Each Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.
                            ------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFEROR TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of this Prospectus is September 12, 1997.

                             AVAILABLE INFORMATION

     Aureal is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

     This Prospectus contains information concerning Aureal, but does not contain all the information set forth in the Registration Statement on Form S-3 which the Company has filed with the Securities and Exchange Commission under the Securities Act (the "Registration Statement"). The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

                     INFORMATION INCORPORATED BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:


          (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996, filed on March 26, 1997.



          (2) The Company's Definitive Proxy Statement relating to the Annual Meeting of Stockholders held May 21, 1997, filed on April 15, 1997.



          (3) The Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1997, filed on May 7, 1997.



          (4) The Company's Quarterly Report on Form 10-Q for the quarter ended June 29, 1997, filed on August 11, 1997.



     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement shall be deemed to be modified or superseded for all purposes of this Prospectus or such Prospectus Supplement to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein or in such Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.


     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to the Company's principal executive offices located at 4245 Technology Drive, Fremont, CA 94538, telephone number (510) 252-4245.


                         THE COMPANY AND RECENT EVENTS



     Aureal Semiconductor Inc., together with its subsidiary Crystal River Engineering, Inc. (combined, the "Company") specialize in the design and marketing of audio semiconductor technologies for use in both the PC and home electronics markets. Crystal River Engineering, Inc. ("CRE"), founded in 1987 and acquired by Aureal in the second quarter of 1996, has been a pioneer in the development of 3D audio technologies. The

Company's business involves not only the development and sale of audio processing semiconductor chips, but the licensing of technology which is designed to define and develop advanced audio standards in the marketplace.



     On August 6, 1997, the Company completed a private placement of equity capital. The transaction provided proceeds of approximately $3.8 million from the sale of 1.9 million common stock units. Each unit consisted of one share of common stock and one-half of one warrant to purchase one share of common stock at a price of $2.00 per share. The participants in this private placement included the TCW Group, Inc., and DDJ Capital Management, LLC. In conjunction with the equity transaction, the total availability under the Company's line of credit was increased from $20.0 million to $31.5 million. The maturity date on this line of credit was extended to March 31, 1999, with an additional year extension available at the Company's option. In addition, a total of 3,150,000 warrants for the purchase of 3,150,000 shares of common stock (at the purchase price of $2.00 per share) were issued to the debt holders of the $31.5 million line of credit. All of the warrants issued in conjunction with the sale of common stock units and the line of credit extension terminate if not exercised prior to August 6, 2001. Both the TCW Group, Inc. and DDJ Capital Management participate in the line of credit as lenders.



     On July 14, 1997, the Company announced the availability of pre-production samples of the Vortex AU8820, a PCI-based AC '97 Digital Audio Processor. It is expected to be the first in a series of single-chip devices for the PC Market based on the Vortex audio chip architecture. Under development at Aureal since 1995, the Vortex architecture enables advanced audio quality and features while maintaining support of existing legacy audio functions. Production quantities are expected to be available in the fourth quarter of this year.



     In June 1997, Aureal announced three significant licensing agreements. ATI Technologies Inc., Cirrus Logic, Inc., and S3 Incorporated agreed to license both A3D Interactive and A3D Surround three-dimensional audio technologies from Aureal. ATI designs and manufactures multimedia solutions for PCs and is one of the world's leading suppliers of video and 2D/3D graphics accelerators to OEM and retail customers. Cirrus Logic, is a leading manufacturer of advanced integrated circuits. S3 Incorporated is the world's largest supplier of multimedia acceleration hardware and its associated software.



     In March 1997, both Diamond Multimedia Systems Inc. and Oak Technology, Inc. announced products which include the licensed "A3D Interactive" technology from Aureal. In addition, the A3D Interactive technology has been supported by many leading game developers and Microsoft's new DirectSound 5.0 standard.



     In early September 1996, the Company introduced Aureal 3D ("A3D"), the first interactive 3D audio solution for implementation in both the PC and consumer electronics applications. The introduction included the announcement of 3D technology licensing agreements with Diamond Multimedia Systems Inc. and Oak Technology, Inc. Also in September, the Company announced the VSP901 Dolby Pro Logic Surround Processor, an Aureal proprietary semiconductor designed to produce a complete Dolby surround sound solution utilizing only two speakers.



     The Company, in May 1996, acquired 100% ownership of CRE, a privately held firm specializing in 3D audio technology development. The total recorded cost of the acquisition was $6.4 million. Aureal recorded, in the second quarter of 1996, a write-off of $6.0 million due to the recognition that in-process research and development efforts associated with CRE's 3D audio technologies had not reached technological feasibility with respect to the Company's product line at the date of acquisition.



     In three transactions from February through June 1996, the Company completed the private sale of 18.9 million shares of common stock for $22 million. The proceeds from the sale of this common stock have been used for working capital, to pay down the existing working capital line of credit and to partially fund the acquisition of CRE (see above).



     In August 1995, the Company announced that it was divesting its multimedia components business to implement a business plan based on development and sale of software and semiconductor solutions providing advanced audio for the PC and consumer electronics markets. As part of this change in business, in the first quarter of 1996, the Company licensed the Media Vision brand name and related trade names, and transferred other assets and liabilities of its previous retail products business to a third party. In conjunction with the Company's change in business, it formally changed its name to Aureal Semiconductor Inc. at its Annual Stockholders' Meeting in May 1996. The Company's stock symbol on the OTC Bulletin Board is AURL.



     Aureal was incorporated as Media Vision Inc. in California in May 1990 and was reincorporated in Delaware as Media Vision Technology Inc. in November 1992. The Company emerged from reorganization under Chapter 11 of the U.S. Bankruptcy code on December 30, 1994. The Company's principal executive offices are located at 4245 Technology Drive, Fremont, California 94538, and its telephone number is
(510) 252-4245. See "INFORMATION INCORPORATED BY REFERENCE."



                          FORWARD LOOKING INFORMATION


     This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and others detailed from time to time in the Company's periodic reports filed with the Commission.


                    FACTORS WHICH MAY EFFECT FUTURE RESULTS



     In addition to the other information in this Prospectus or incorporated herein by reference, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Company stock offered hereby:



     History of Losses and Accumulated Deficit; Expectation of Future
Losses. The Company emerged from bankruptcy on December 30, 1994. Since that time the Company has incurred losses from (1) its previous retail products operations in 1995, and (2) during the research and development phases of its advanced audio technologies business operations in 1995, 1996 and 1997. The Company divested its previous retail products operations in early 1996 through the licensing of its prior name, Media Vision Technologies, Inc., along with numerous trade and brand names to a third party. As part of that transaction, the customer service and technical support liabilities associated with the prior product sales were assumed by the licensee. In addition, product warranties on virtually all previously sold Media Vision products have now expired.



     The majority of the Company's revenue in 1996 and 1997 has consisted of fees from the licensing of its audio technologies. While the Company sees licensing as an important process to develop market knowledge and acceptance of its technologies as well as generating operating revenues, its primary business is to develop and sell semiconductor products.



     The Company currently has two models of semiconductor products in full production and its latest product, the AU8820 a PCI-based audio solution for PCs is currently in the pre-production sampling stage. No significant revenues have been generated by any of these products to date. The Company is working to secure design wins for each of these products, however, there can be no assurance that the Company will be able to sell significant volumes of any of its semiconductor products in the future. The Company anticipates continued operating losses and negative cash flow from operations through 1997. Future profitability, if any, is highly dependent on the Company securing design wins for its products and shipping significant volumes thereof.



     New Technologies and Products Developed With New Technologies. The Company's success depends on its ability to develop and market new technologies aimed at advancing the level of audio quality in the PC and consumer electronics devices. With respect to the PC Market, audio technology is shifting from utilization of the ISA bus to utilization of the more advanced (higher band-width) PC1 bus. This change enables advanced digital audio functionality including positional 3D audio, streaming audio and higher quality presentation. There can be no assurance that the shift from ISA-based audio to PCI-based audio will occur and if it does, that it will develop on a timeframe for the Company to benefit from its PCI-based products and technologies.

As new technologies are developed, there can be no assurance that markets will develop for them, or that markets will develop on a timely basis for the Company to benefit therefrom.



     The success of new products depends on a number of factors, including timely completion of product development, market acceptance of the Company's and its customers new products and the Company's ability to offer new products at competitive prices. Incorporating the Company's new products into its OEM customers' new product designs requires the anticipation of market trends and performance and functionality requirements of OEMs, the development and production of products that meet the timing and pricing requirements of OEMs and that can be tested and be available in a timely manner consistent with the OEM's development and production schedule. Accordingly, in selling to OEMs, the Company can often incur significant expenditures in advance of volume sales, if any, of new products. There can be no assurance that the Company will be able to successfully identify new product opportunities, develop and market new products, achieve design wins or respond effectively to the new technological changes or product announcements by others. A failure in any of these areas could have a material adverse effect on the Company's business, financial condition and results of operations.



     Each successive generation of microprocessors has provided increased performance, which could in the future result in a microprocessor capable of performing advanced audio functions to an extent that the need or preference for the Company's products could be eliminated. In this regard, Intel Corporation has created the MMX functionality with its Pentium processors and is promoting the processing power of MMX for data and signal intensive functions such as graphics and audio processing. At this time the processing power required to execute high quality audio, video and graphics simultaneously and all other functions which the host processor does has not been achieved by Intel's products. Aureal's AU8820 is designed to utilize processing power of the Pentium MMX in conjunction with its acceleration of the audio processing within the PC. The Company believes that advanced audio processing, done in conjunction with either video or graphics processing is best performed with a separate accelerator chip in addition to the host processor. There can be no assurance that the increased capabilities of microprocessors will not adversely affect demand for the Company's products.



     Dependence on Single Product Line and the PC and Consumer Electronics Markets. The Company has historically derived substantially all of its revenues from its products, all of which are related to advanced audio solutions for the PC and consumer electronics markets. The Company expects that such revenue will continue to represent substantially all of the Company's revenues for the foreseeable future. Although demand for such advanced audio solutions has grown in recent years, management believes that this market is still developing and there can be no assurances that it will continue to grow or that, even if the market does grow, companies will use the Company's products. The failure of this market to continue to grow, any reduction in demand as a result of increased competition in this market, technological change, failure by the Company to introduce new versions of products acceptable to the marketplace or other similar factors would have a material adverse effect on the Company's business, operating results and financial condition.



     Competition and Pricing Pressures. The markets in which the Company competes are intensely competitive and are characterized by evolving industry standards, rapid technological advances resulting in relatively short product life cycles, price reductions, significant price/performance improvements and frequent new product introductions. The Company expects competition to increase in the future from existing competitors and from other companies which may enter the markets with products that may be less costly or provide higher performance or additional features. The Company is unable to predict the timing and nature of any such competitive product offerings. In general, product prices in the semiconductor industry have decreased over the life of a particular product. The willingness of prospective customers to design the Company's products into their products depends to a significant extent upon the ability of the Company to price its products at a level that is cost-effective for such customers. As the markets for the Company's products mature and competition increases, the Company anticipates that prices for its products will continue to decline. If the Company is unable to reduce its cost sufficiently to offset declines in product prices or is unable to introduce new, higher performance products with higher product prices, the Company's business, financial condition and results of operations could be materially adversely affected.

     With respect to the AU8820 PCI-based single chip advanced audio processor, a number of competitors have announced products to compete in the same market. The Company believes that the AU8820 has the most complete feature set available or announced to-date, but there can be no assurance that a competitive product with additional features or at a lower price will not be announced by another company in the future.



     The Company anticipates that it will compete for the development of new technologies and for the sale of semiconductor products with a number of companies who have more extensive resources including financial, manufacturing, technical, marketing and distribution. In addition, some of those firms have greater intellectual property rights, broader product lines and longer-standing relationships with customers than the Company. The Company's competitors also include a number of emerging companies. The existing competitors include, but are not limited to, Cirrus Logic, Inc., Creative Technology Ltd., Ensonic Inc., ESS Technology, Inc., Oak Technology Inc., S3 Incorporated and Yamaha Corporation.



     The Company believes that its ability to compete successfully depends on a number of factors, both within and outside of its control, including the price, quality and performance of the Company's and its competitors' products, the timing and success of new product introductions by the Company, its customers and its competitors, the emergence of new multimedia PC standards, the development of technical innovations, the ability to obtain adequate foundry capacity and sources of raw materials, the efficiency of production, the rate at which the Company's customers design the Company's products into their products, the number and nature of the Company's competitors in a given market, the assertion of intellectual property rights and general market and economic conditions.



     Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition or results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect its business, financial condition or results of operations.



     Dependence on Foundries. The Company, as a "fabless" semiconductor firm, relies on independent foundries to manufacture all of its semiconductor products. Currently the Company utilizes two foundries, one domestic and one foreign to manufacture its existing products. Both of these foundries have indicated to the Company that they have the manufacturing availability to provide for the Company's planned production of each product through at least 1998; however the production relationships are based only upon purchase orders and planned production forecasts. No long term production contracts have been entered into by the Company in the case of either foundry, and there is no assurance that the foundries will continue to provide adequate manufacturing capacity to the Company for its current level of production or its intended increases in production levels. If foundry capacity at either manufacturer is substantially reduced or not increased to cover the Company's anticipated production growth requirements, such availability of product could have a material adverse effect on the Company's business, financial condition and results of operations.



     Changes in world-wide demand for semiconductor products periodically increases or decreases demand for available foundry capacity. To address foundry capacity constraints, some "fabless" semiconductor firms have utilized various arrangements with third party foundries including equity investments in or loans to independent wafer manufacturers in exchange for guaranteed production capacity, joint ventures to own or operate foundries, or "take or pay" contracts that commit a company to purchase specified quantities of wafers over extended periods of time. While the Company is not currently party to any such arrangements, it may be necessary or advantageous for the Company to enter into such arrangements in the future. There is no assurance that the Company will be successful in this regard. Any such arrangements could require the Company to commit substantial capital and/or grant licenses to some of its technology. The need to commit substantial capital may require the Company to seek additional debt or equity capitalization, which could result in dilution to the Company's stockholders. There can be no assurance, that any such additional capitalization, if required, will be available when needed or, if available, on terms acceptable to the Company.



     The manufacture of semiconductor products is a highly complex and precise process. Minute levels of contaminants in the manufacturing environment, defects in the masks used to print circuits on wafers, difficulties in the fabrication process or other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be non-functional. Many of these problems are difficult to diagnose, time-consuming or expensive to remedy. There can be no assurance that the Company's foundries will not experience irregularities or adverse yield fluctuations in the manufacturing processes. Any yield or other production problems or shortages of supply experienced by the Company or its foundries could have a material adverse effect on the Company's business, financial condition and results of operations.



     Dependence on Key Personnel. The Company's success depends to a significant extent upon the continued services of key engineering, marketing, sales and management personnel. The Company's employees may voluntarily terminate their employment with the Company at any time. The Company recognizes the value of the contributions of each of its employees and has developed compensation programs, including stock option plans for granting of options to all employees, designed to retain its employees. Competition for such employees is intense and the loss of the services of such employees could have a material adverse effect on the Company's business, financial condition and results of operations.



     Factors Inhibiting Takeover. The Company is subject to the provision of
Section 203 of the Delaware General Corporation Law, which imposes certain restrictions on the ability of a third party to effect an unsolicited change in control of the Company. In addition, the Company's Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors, and certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws, including the provision which divides the Board into three separate classes, may have the effect of delaying or preventing changes in control or management of the Company.



     Uncertainty of Trading Market for Common Stock. The Company's Common Stock trades only on the OTC Bulletin Board and the trading volume has been generally light. The Company does not currently meet the requirements of the Nasdaq National Market or other national stock exchanges. There can be no assurance that the Company will meet the listing requirements or that it will be accepted for trading on any such national exchange in the future.



     Currently, approximately 76% of the outstanding Common Stock is controlled by three parties, each of whom control at least 10% individually. There can be no assurance that the liquidity of the market for the Common Stock will be maintained at or increase over its current levels, and the trading price for the Common Stock may be influenced by the volume and liquidity of the market for the Common Stock. In addition, the Common Stock being offered pursuant to this Prospectus represents approximately 82% of the Company's current outstanding Common Stock, recognizing that 4,205,000 shares being registered herein are subject to purchase from the Company pursuant to exercise of warrants, but are not currently outstanding. Sales of such a large percentage of the Company's total outstanding Common Stock may have an adverse effect on the market price for such securities.



     Effects of Outstanding Stock Options and Warrants. The Company currently has outstanding warrants to purchase approximately 4.2 million shares of Common Stock. The exercise price of almost all the outstanding warrants is $2.00 per share, with a total of 100,000 warrants exercisable at between $1.38 and $1.63 per share. The majority of these warrants are currently exercisable and will terminate, if not previously exercised by August 2001.



     In addition, the Company has issued approximately 9.5 million stock options to employees, directors and other outside agents at exercise prices ranging from $0.12 to $2.80. These options generally have a life of ten years and vest over the first four years after grant. The Company intends to maintain up to 20% of the fully diluted Common Stock available for the granting of stock options to employees and directors. Holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Moreover, while these options and warrants are outstanding, the Company's ability to obtain financing on favorable terms may be adversely affected.

                              SELLING STOCKHOLDERS

     The following table shows, as to each Selling Stockholder, (i) such stockholder's name, address and relationship to the Company, (ii) the number of shares of Common Stock beneficially owned prior to the offering, and (iii) the number of shares of Common Stock to be sold pursuant to this Prospectus:


                                         SHARES BENEFICIALLY                           SHARES BENEFICIALLY
                                           OWNED PRIOR TO        SHARES TO BE SOLD         OWNED AFTER
             NAME AND ADDRESS                OFFERING(1)          IN THE OFFERING          OFFERING(2)
    -----------------------------------  -------------------     -----------------     -------------------
    The TCW Group, Inc. and its
      affiliates.......................       19,528,822(3)          19,528,822
    11100 Santa Monica Blvd., Suite
    2000
    Los Angeles, California 90025

    D. Richard Masson..................       21,859,155(4)          21,859,155
    Thomas K. Smith, Jr................       19,528,822(5)          19,528,822

    DDJ Capital Management, LLC........        8,066,806(6)           6,075,000              1,991,806
    141 Linden Street, Suite 4
    Wellesley, MA 02181

    Appaloosa Management, L.P..........        5,752,097(7)           4,250,000              1,502,097
    51 JFK Parkway
    Short Hills, NJ 07078

    Leslie Alexander...................        1,332,500              1,000,000                332,500
    1200 North Federal Highway
    Suite 307
    Boca Raton, FL 33143

    Seneca Capital.....................          270,000(8)             270,000
    575 Lexington Avenue, 7th Floor
    New York, NY 10022

    Cerberus Partners, L.P.............          586,000(9)             400,000                186,000
    950 Third Avenue, 20th Floor
    New York, NY 10022

    IT Technology Investment...........          360,185                275,185                 85,000
    14 Rue de Berri
    75008 Paris France

    Heinz H. Steinman..................          305,185                185,185                120,000
    5797 Cedar Street
    Wrightwood, CA 92397

    Finova Technology Finance, Inc.....           50,000(10)             50,000
    10 Waterside Drive
    Farmington, CT 06032

    Hambrecht & Quist..................           50,000(11)             50,000
    One Bush Street
    San Francisco, CA 94104


---------------

(1) Based on shares beneficially owned at September 9, 1997.


(2) Calculations are based on the assumption that all shares registered hereunder will be sold in the offering.


(3) TCW Group, Inc. may be deemed to beneficially own 16,578,822 shares of the Company's Common Stock. In addition, pursuant to warrants issued on August 6, 1997 in conjunction with the purchase of shares of the Company's Common Stock and renegotiation of the Company's Line of Credit, TCW Group, Inc. and its affiliates hold rights to acquire, in the aggregate, an additional 2,950,000 shares of the Company's Common Stock. The total of 19,528,822 represents shares held or acquireable by limited partnerships, trusts and third party separate accounts for which The TCW Group, Inc. and its affiliates (collectively, "TCW") act as general partner, trustee and investment adviser, respectively. TCW may be deemed to beneficially own such shares held by such limited partnerships, trusts and third party accounts; however, TCW expressly disclaims beneficial ownership of these shares. 8,910,637 shares represents the number of shares received to date by TCW in exchange for debt claims held against the Company pursuant to the Plan of Reorganization. The actual total number of shares of Common Stock TCW expects to receive is approximately 9,000,000 shares, which number may vary depending upon the final allocation and distribution to the holders of debt securities and the settlement of disputes with certain claim holders. See "INFORMATION INCORPORATED BY REFERENCE."


(4) Includes 19,528,822 shares held by TCW Special Credits, Trust Company of the West or their affiliates and 2,330,333 shares (2,080,333 owned and 250,000 subject to acquisition pursuant to warrants issued August 6, 1997 in conjunction with the purchase of the Company's Common Stock) for which Oaktree Capital Management, LLC has voting and dispotive powers over such shares as a fiduciary on behalf of a third party separate account of which Mr. Masson may be deemed a beneficial owner to the extent of any indirect pecuniary interest therein. Mr. Masson disclaims beneficial ownership of such shares. Mr. Masson has served as a director of the Company since December 30, 1994 when he was appointed pursuant to the Plan of Reorganization. Mr. Masson has been a Principal of Oaktree Capital Management, LLC since May 1995. Prior to the founding of Oaktree, he was a partner of TCW Special Credits and served as a Managing Director of Trust Company of the West and TCW Asset Management Company ("TAMCO"), wholly-owned subsidiaries of The TCW Group, Inc., in various other capacities since 1988. TCW Special Credits serves as a general partner and investment adviser to certain limited partnerships, trusts, and accounts invested in the securities and debt obligations of financially distressed companies. Oaktree provides investment sub-advisory services to TAMCO on certain funds and accounts managed by TAMCO. TAMCO is the managing general partner of TCW Special Credits. See "INFORMATION INCORPORATED BY REFERENCE."



(5) To the extent Mr. Smith, as either a Senior Vice President or authorized representative of Trust Company of the West or TCW Asset Management Company participates in the process to vote or dispose of the shares described in footnote (3) above, Mr. Smith may be deemed under certain circumstances for the purpose of Section 13 of the Securities Exchange Act of 1934, as amended, to be the beneficial owner of such shares. Mr. Smith disclaims beneficial ownership of such shares. See "INFORMATION INCORPORATED BY REFERENCE."



(6) DDJ Capital Management, LLC ("DDJ") may be deemed to beneficially own 7,241,806 shares of the Company's Common Stock. In addition, pursuant to warrants issued on August 6, 1997 in conjunction with the purchase of shares of the Company's Common Stock and expansion of the Company's Line of Credit, DDJ and its affiliates hold rights to acquire, in the aggregate, an additional 825,000 shares of the Company's Common Stock. The total of 8,066,806 represents shares held or acquirable by DDJ and its affiliates. DDJ, through its control of certain affiliates, has sole power to vote and dispose of the 8,066,806 shares of the Company's Common Stock. See "INFORMATION INCORPORATED BY REFERENCE."



(7) All of the 5,752,097 shares are beneficially owned by Appaloosa Management L.P. ("Appaloosa"). Mr. David A. Tepper, through his control of Appaloosa, may be deemed to beneficially own all of the shares of the Company's stock beneficially owned by Appaloosa. Both Appaloosa and Mr. Tepper have sole voting and dispositive power with respect to the 5,752,097 shares of the Company's Common Stock. See "INFORMATION INCORPORATED BY REFERENCE."


(8) Includes 169,400 shares of Common Stock held by Seneca Capital L.P., 31,900 shares of Common Stock held by Seneca Capital International LTD, 23,500 shares of Common Stock held by ZPG Securities, LLC, 31,500 shares of Common Stock held by DFG Corporation, and 13,700 shares of Common Stock held by Palamundo LDC Camen Islands.


(9) Includes 210,000 shares of Common Stock held by Cerberus Partners, L.P., 167,000 shares of Common Stock held by Pequod Investments, L.P., 70,000 shares of Common Stock held by Cerberus International, Ltd., 9,000 shares of Common Stock held by Ultra Cerberus, Ltd. and 80,000 shares of Common Stock held by Ariel Ltd. In addition Pequod Investments, L.P. holds warrants to purchase 50,000 additional shares.


(10) The shares are purchasable pursuant to a warrant dated February 13, 1996 by and between the Company and Financing For Science International, Inc.

(11) The shares are purchasable pursuant to a warrant dated January 28, 1997 by and between the Company and Hambrecht & Quist.


                              PLAN OF DISTRIBUTION


     This public offering, which is not being underwritten, relates to 34,414,525 shares of Common Stock of the Company offered from time to time by any or all of the Selling Stockholders who received such shares pursuant to, (1) Common Stock Purchase Agreements, by and among the Company and certain of the Selling Stockholders (2) warrants issued by the Company or (3) the 1994 bankruptcy reorganization. The Selling Stockholders hold certain registration rights pursuant to a Registration Rights Agreement by and among the Company and the Selling Stockholders. All shares issued to date have been issued pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.


     The Company has been advised by the Selling Stockholders that they and any person receiving shares from the Selling Stockholders in the form of a bona fide gift or distribution to a limited partner of a Selling Stockholder (a "Donee") intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Stockholders and any Donee may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholders, any Donee and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders and any Donee (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders and any Donee. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders and any Donee, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders and any Donee. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computer as described above.

     The Company has advised the Selling Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Exchange Act may apply to their sales in the market, has furnished each Selling Stockholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus. The Selling Stockholders or any Donee may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     Upon notification by a Selling Stockholder or any Donee to the Company that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, to the extent required, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Stockholder or any Donee, the commissions paid or discounts or concessions allowed by the Selling Stockholder or any Donee to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set forth in this Prospectus.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that any of the Selling Stockholders or any Donee will sell any or all of the shares of Common Stock offered by them hereunder.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Gray Cary Ware & Freidenrich a Professional Corporation, Palo Alto, California.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    2
INFORMATION INCORPORATED BY REFERENCE.................................................    2
THE COMPANY AND RECENT EVENTS.........................................................    2
FORWARD LOOKING INFORMATION...........................................................    4
FACTORS WHICH MAY EFFECT FUTURE RESULTS...............................................    4
SELLING STOCKHOLDERS..................................................................    8
PLAN OF DISTRIBUTION..................................................................   10
LEGAL MATTERS.........................................................................   11


                            ------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES TO WHICH THIS PROSPECTUS RELATES, OR AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an itemized statement of the estimated expenses in connection with the issuance and distribution offered hereby:


    SEC Filing Fees............................................................  $24,930
    Blue Sky Fees and Expenses (including fees of counsel).....................   30,000
    NASD Filing Fee............................................................       --
    Printing and Engraving.....................................................    2,000
    Legal Fees and Expenses....................................................   17,000
    Accounting Fees and Expenses...............................................   10,000
    Information Agent Fees.....................................................       --
    Miscellaneous..............................................................       --
                                                                                 -------
              Total............................................................  $83,930
                                                                                 =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

     Article SIXTH of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides generally that to the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived any improper personal benefit. The Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal. In addition, Article VIII of the Company's Restated Bylaws provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL. The indemnification provided by the Company's Amended and Restated Certificate of Incorporation and Restated Bylaws does not eliminate monetary liability of the Company's officers, directors, employees and agents under the federal securities laws.


ITEM 16.  EXHIBITS.

     (A) EXHIBITS.


EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
------     ----------------------------------------------------------------------------------
  5.1      Opinion of Gray Cary Ware & Freidenrich.
 10.1(1)   Common Stock Purchase Agreement by and among the Company and certain beneficial owners of 5% or more of the Company's Common Stock, as amended.
 10.2+     Common Stock Purchase Agreement by and among the Company and certain entities and individuals dated June 10, 1996.
 10.3(1)   Amendment Number 1 to Registration Rights Agreement by and among the Company and certain beneficial owners of 5% or more of the Company's Common Stock.
 10.4+     Amendment Number 2 to Registration Rights Agreement by and among the Company and certain entities and individuals dated June 10, 1996.
 10.5      Unit Purchase Agreement by and among the Company and certain entities dated August
           6, 1997.
 10.6      Amendment Number 3 to Registration Rights Agreement by and among the Company and certain entities dated August 6, 1997.
 23.1      Consent of Arthur Andersen LLP.
 23.3      Consent of Gray Cary Ware & Freidenrich (included in Exhibit 5.1 and 5.2 hereto).
 24.1+     Power of Attorney.
 27.1(2)   Financial Data Schedule.


---------------
(1) Incorporated by reference to the exhibits filed with the Company's Form 10-K for the year ended December 31, 1995.
(2) Incorporated by reference to exhibit 27.1 filed with the Company's Form
    10-Q for the quarter ended June 30, 1997.

 +  Previously filed.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant, will unless in the opinion of its counsel the matter has settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-3870 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 12th day of September, 1997.


                                          AUREAL SEMICONDUCTOR INC.

                                          By: /s/  David J. Domeier

                                            ------------------------------------
                                            David J. Domeier
                                            Vice President, Finance and Chief
                                              Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below on September 12, 1997 by the following persons in the capacities indicated.



              SIGNATURE                               TITLE                        DATE
-------------------------------------  -----------------------------------  -------------------

*KENNETH A. KOKINAKIS                  President, Chief Executive Officer    September 12, 1997
-------------------------------------  and Director
Kenneth A. Kokinakis

/s/  DAVID J. DOMEIER                  Vice President, Finance, Chief        September 12, 1997
-------------------------------------  Financial Officer and Chief
David J. Domeier                       Accounting Officer
*L. WILLIAM KRAUSE                     Director                              September 12, 1997
-------------------------------------
L. William Krause

*D. RICHARD MASSON                     Director                              September 12, 1997
-------------------------------------
D. Richard Masson

*THOMAS K. SMITH, JR.                  Director                              September 12, 1997
-------------------------------------
Thomas K. Smith, Jr.

/s/ RICHARD E. CHRISTOPHER             Director                              September 12, 1997
-------------------------------------
Richard E. Christopher

*By /s/  DAVID J. DOMEIER
    ---------------------------------
    (David J. Domeier,
    Attorney-in-fact)

                               INDEX TO EXHIBITS


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                             DESCRIPTION OF DOCUMENT                               PAGE
------     ------------------------------------------------------------------------  ------------
  5.1      Opinion of Gray Cary Ware & Freidenrich.................................
 10.1 (1)  Common Stock Purchase Agreement by and among the Company and certain beneficial owners of 5% or more of the Company's Common Stock, as amended.................................................................
 10.2 +    Common Stock Purchase Agreement by and among the Company and certain entities and individuals dated June 10, 1996............................
 10.3 (1)  Amendment Number 1 to Registration Rights Agreement by and among the
           Company and certain beneficial owners of 5% or more of the Company's
           Common Stock............................................................
 10.4 +    Amendment Number 2 to Registration Rights Agreement by and among the
           Company and certain entities and individuals dated June 10, 1996........
 10.5      Unit Purchase Agreement by and among the Company and certain entities dated August 6, 1997....................................................
 10.6      Amendment Number 3 to Registration Rights Agreement by and among the
           Company and certain entities dated August 6, 1997.......................
 23.1      Consent of Arthur Andersen LLP..........................................
 23.3      Consent of Gray Cary Ware & Freidenrich (included in Exhibit 5.1 and 5.2 hereto).................................................................
 24.1 +    Power of Attorney.......................................................
 27.1 (2)  Financial Data Schedule.................................................


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(1) Incorporated by reference to the exhibits filed with the Company's Form 10-K for the year ended December 31, 1995.
(2) Incorporated by reference to exhibit 27.1 filed with the Company's Form 10-Q for the quarter ended June 30, 1997.

 +  Previously filed.